                                                                    EXHIBIT 99.2

CLARUS CORPORATION ACQUISITION OF THE COMPANIES
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 31, 2000, Clarus Corporation and subsidiaries (the "Company") acquired all of the outstanding capital stock of SAI (Ireland) Limited and its subsidiaries and related companies, SAI Recruitment Limited, I2Mobile.com Limited and SAI America Limited (collectively, the "Companies"). The Companies specialize in electronic payment settlement software. The purchase consideration was approximately $63.1 million, consisting of approximately $30.0 million in cash, 1,148,000 shares of Clarus' common stock with a fair value of $30.4 million, assumed unvested options to acquire 163,200 shares of Clarus' common stock with an exercise price of $23.50 (estimated fair value of $1.8 million using the Black-Scholes option pricing model) and acquisition costs of approximately $900,000.

The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. For purposes of the unaudited pro forma financial data, such allocations have been made based upon currently available information and management's estimates. The historical financial statements for the year ended December 31, 1999 are derived from the audited financial statements of Clarus Corporation and the Companies and the historical financial statements for the three months ended March 31, 2000 are derived from unaudited financial statements of Clarus and the Companies.

The pro forma financial data should be read in conjunction with the historical consolidated December 31, 1999 (audited) and March 31, 2000 (unaudited) financial statements and notes of the Company included in Clarus' annual report on Form 10-K and Form 10-Q, respectively, filed with the Securities and Exchange Commission (the "Commission") on March 30, 2000 and May 15, 2000 and the historical financial statements and notes of SAI (Ireland) Limited and subsidiaries included in this report on Form 8-K/A. The pro forma consolidated results are not necessarily indicative of the results that would have been achieved had the acquisition of SAI (Ireland) Limited and subsidiaries occurred on January 1, 1999 with respect to the year ended December 31, 1999 and on January 1, 2000 with respect to the three months ended March 31, 2000 or of future operations.

                                                        CLARUS CORPORATION
                                                 UNAUDITED PRO FORMA CONSOLIDATED
                                                      STATEMENT OF OPERATIONS
                                                 Three months ended March 31, 2000
                                             (in thousands, except per share amounts)

                                                                        Historical
                                                                       -------------
                                                                       Clarus    SAI    Pro Forma   Note   Pro Forma
                                                                                        Adjustments        Consolidated
REVENUES                                                               $ 7,006    527                             7,533

COST OF REVENUES                                                         1,611     73                             1,684

GROSS PROFIT                                                             5,395    454                             5,849

OPERATING EXPENSES
  Research and development, exclusive of noncash expense                 3,084    257                             3,341
  Sales and marketing, exclusive of noncash expense                      6,463    140                             6,603
  General and administrative, exclusive of noncash expense               2,626    299                             2,925
  Depreciation and amortization                                            700              1,707     (1)         2,407
  Noncash research and development expense                                 826                                      826
  Noncash sales and marketing expense                                    1,812                                    1,812
  Noncash general and administrative expense                             1,145                                    1,145
                                                                     ---------   ----       -----     --       --------
     Total operating expenses                                           16,656    696       1,707                19,059

OPERATING LOSS                                                         (11,261)  (242)     (1,707)              (13,210)
INTEREST (EXPENSE) INCOME, net                                            (170)     3        (540)    (2)          (707)
INCOME TAXES                                                                 -     90         (90)    (3)             -
                                                                     ---------   ----       -----     --       --------
NET LOSS FROM CONTINUING OPERATIONS                                   $(11,431)  (149)     (2,337)              (13,917)
                                                                     =========   ====       =====     ==       ========
Net loss per common share:
   Basic                                                              $  (0.93)                                   (1.04)
   Diluted                                                            $  (0.93)                                   (1.04)

Weighted average shares outstanding
   Basic                                                                12,247              1,148     (4)        13,395
   Diluted                                                              12,247              1,148     (4)        13,395

                                                        CLARUS CORPORATION
                                                 UNAUDITED PRO FORMA CONSOLIDATED
                                                      STATEMENT OF OPERATIONS
                                                   Year ending December 31, 1999
                                             (in thousands, except per share amounts)

                                                                         Historical
                                                                        -------------
                                                                        Clarus    SAI     Pro Forma    Note     Pro Forma
                                                                                         Adjustments           Consolidated
REVENUES                                                               $38,142   3,633                              41,775

COST OF REVENUES                                                        15,868     308                              16,176

GROSS PROFIT                                                            22,274   3,325                              25,599

OPERATING EXPENSES
  Research and development, exclusive of noncash expense                 9,003   1,421                              10,424
  Sales and marketing, exclusive of noncash expense                     15,982   1,437                              17,419
  General and administrative, exclusive of noncash expense               6,241     932                               7,173
  Depreciation and amortization                                          3,399                 6,828     (1)        10,227
  Noncash research and development expense                                   -                                           -
  Noncash sales and marketing expense                                    1,930                                       1,930
  Noncash general and administrative expense                               874                                         874
                                                                      --------   -----       -------     --       --------
     Total operating expenses                                           37,429   3,790         6,828                48,047

OPERATING LOSS                                                         (15,155)   (465)       (6,828)              (22,448)
GAIN ON SALE OF ERP BUSINESS                                             9,417      (1)                              9,416
INTEREST (EXPENSE) INCOME, net                                             337       2        (2,163)    (2)        (1,824)
INCOME TAXES                                                                 -     160          (160)    (3)             -
                                                                      --------   -----       -------     --       --------
NET LOSS FROM CONTINUING OPERATIONS                                   $ (5,401)   (304)       (9,151)              (14,856)
                                                                      ========   =====       =======     ==       ========

Net loss per common share:
   Basic                                                              $  (0.49)                                      (1.21)
   Diluted                                                            $  (0.49)                                      (1.21)

Weighted average shares outstanding
   Basic                                                                11,097                 1,148     (4)        12,245
   Diluted                                                              11,097                 1,148     (4)        12,245

CLARUS CORPORATION ACQUISITION OF THE COMPANIES
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1:  ALLOCATION OF PURCHASE PRICE

The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their preliminary fair value at the date of acquisition. Clarus retained a third-party valuation firm to assist in its evaluation of developed technologies and in-process research and development. A valuation of the Companies developmental products was performed to determine their stage of development, their expected income generating ability, as well as risk factors associated with achieving technological feasibility. Clarus expensed approximately $8.3 million to in-process research and development in the second quarter of 2000 in accordance with generally accepted accounting principles. The values ascribed to intangible assets, their respective useful lives, and the expected amount of monthly, quarterly and annual amortization are as follows:

                                      Intangible      Useful
                                        Asset          Life        Monthly        Quarterly       Annual
                                    (in thousands)  (in years)   Amortization   Amortization   Amortization
                                    -----------------------------------------------------------------------


      Goodwill                      $49,809             8            $519            $1,557      $6,228
      Developed technologies          4,100             8              43               129         516
      Assembled workforce               450             7               5                15          60
      Customer base                     100             4               2                 6          24
                                                                                     ------      ------
                                                                                     $1,707      $6,828
                                                                                     ======      ======

The write-off of in-process research and development of $8.3 million is not reflected in the accompanying pro forma consolidated statements of operations, as it represents a nonrecurring charge directly attributable to the transaction.

The Companies' historical statement of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 have been converted from Irish Pounds to US Dollars using an average exchange rate of 1.3539 and 1.2539 for the respective periods.

Note 2.  INTEREST EXPENSE

In connection with the payment of approximately $30.9 million in cash in conjunction with the acquisition, including transaction costs, the Company has assumed that such amounts were borrowed using short-term borrowing arrangements at the Company's estimated incremental borrowing rate of 7%. As a result, the Company has reflected pro forma adjustments to interest expense of $540,000 with respect to the three months ended March 31, 2000 and $2,163,000 with respect to the year ended December 31, 1999 to provide for interest expense on these borrowings.


Note 3.  INCOME TAX BENEFIT

The income tax benefit recognized by the Companies was eliminated because Clarus expects to provide a valuation allowance against substantially all deferred income tax assets for the foreseeable future.


Note 4.  PRO FORMA NET LOSS PER COMMON SHARE

The pro forma basic and diluted net loss per common share use the historical weighted average shares outstanding of Clarus' common stock, adjusted for the effect of the acquisition.